EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Stefan Kramer, certify that:

1.	I am a duly authorized officer of BMW Financial Services NA, LLC;

2.
I have reviewed the terms of that certain Sale and Servicing Agreement, dated as of January 24, 2018 (the “Sale and Servicing Agreement”), among BMW Financial Services NA, LLC, as seller, servicer (in such capacity, the “Servicer”), administrator and custodian, U.S. Bank National Association, as indenture trustee, BMW FS Securities LLC, as depositor, and BMW Vehicle Owner Trust 2018-A, as issuer, and I have made, or have caused to be made under my supervision, a review of the activities of the Servicer and the performance of its obligations under the Sale and Servicing Agreement during the period from January 24, 2018 to December 31, 2018; and

3.
to the best of my knowledge, based on the review described in paragraph 2 above, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects during the period from January 24, 2018 to December 31, 2018.

Dated:     March 28, 2019

BMW FINANCIAL SERVICES NA, LLC

By:  /s/ Stefan Kramer
Name:  Stefan Kramer
Title:    Vice President – Finance & CFO